Exhibit 10.13

Debt Forgiveness Agreement

Date: Dec 26, 2008

I, Tianfu Li, am willing to waive the below direct debt of Korea Hyundai Light & Electric (International) Holding Limited without any compensation. The category is as following:

Tianfu Li is willing to waive account receivable of amount HKD7,772,180.73, say seven million, seven hundred and seventy two thousand, one hundred and eighty HK dollar, seventy three cents, ended as of Dec 25, 2008, from Korea Hyundai Light & Electric (International) Holding Limited  without any compensation.

There is no any right and debt between Tianfu Li and Korea Hyundai Light & Electric (International) Holding Limited from now on.

/s/  Tianfu Li

Signature: Tianfu Li